Exhibit 99.1
The J.M. Smucker Co. Announces Fiscal 2021 Third Quarter Results
ORRVILLE, Ohio, February 25, 2021 /PRNewswire/ -- The J.M. Smucker Co. (NYSE: SJM) today announced results for the third quarter ended January 31, 2021, of its 2021 fiscal year. Financial results for the third quarter and the first nine months of fiscal year 2021 reflect the divestiture of the Crisco® business on December 1, 2020, and the divestiture of the Natural Balance® business on January 29, 2021. All comparisons are to the third quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY
•Net sales increased $104.4 million, or 5 percent. Net sales excluding the noncomparable divested businesses and foreign currency exchange increased 7 percent, reflecting growth across each of the Company's U.S. and International retail businesses, partially offset by a decline in its Away From Home business.
•Net income per diluted share was $2.32. Adjusted earnings per share was $2.45, an increase of 4 percent.
•Cash from operations was $486.3 million, a decrease of 7 percent. Free cash flow was $416.6 million, compared to $465.1 million in the prior year.
•Return of capital to shareholders was $600.3 million, including cash dividends and share repurchases.
•The Company increased its full-year fiscal 2021 net sales, adjusted earnings per share, and free cash flow outlook.
CHIEF EXECUTIVE OFFICER REMARKS
“We delivered another quarter of strong financial results, including net sales growth in each of our U.S. and International retail businesses, driven by the elevated at-home consumption trends and ongoing execution of our consumer-centric strategy,” said Mark Smucker, President and Chief Executive Officer. “We are encouraged by the momentum we are building in our brands and continued improvement in our market share trends. I want to thank all our employees for their commitment to delivering food for consumers and their pets in this unique environment.”

“Furthermore, we continue to make significant progress on our priorities to strengthen our capabilities and unlock the full potential of our strategy. During the quarter, we completed two divestitures, supporting our priority to further focus our portfolio and resources toward pet food, coffee, and snacking. With our strong performance in the third quarter and momentum for our leading brands, we are pleased to increase our full-year financial guidance, while continuing to invest in our brands to support long-term growth and increase shareholder value.”

THIRD QUARTER CONSOLIDATED RESULTS

	Three Months Ended January 31,
	2021	2020	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,076.7	$1,972.3	5%

Operating income	$406.2	$289.0	41%
Adjusted operating income	403.9	395.8	2%

Net income per common share – assuming dilution	$2.32	$1.64	41%
Adjusted earnings per share – assuming dilution	2.45	2.35	4%

Weighted-average shares outstanding – assuming dilution	112.6	114.0	(1)%

Net Sales
Net sales increased 5 percent. Excluding noncomparable sales of $42.1 million for the divested Crisco® and Natural Balance® businesses, as well as $2.4 million of favorable foreign currency exchange, net sales increased $144.1 million, or 7 percent. The increase in comparable net sales was primarily due to favorable volume/mix for each of the Company's U.S. Retail segments, partially offset by reduced volume/mix for its Away From Home operating segment. Net price realization was neutral, primarily reflecting lower net pricing in the U.S. Retail Pet Food and U.S. Retail Coffee segments, offset by higher net pricing in the U.S. Retail Consumer Foods segment.
Operating Income
Gross profit increased $49.4 million, or 7 percent, primarily due to the increased contribution from volume/mix and a favorable change in unallocated derivative gains and losses as compared to the prior year, partially offset by higher costs and the noncomparable impact of the Crisco® and Natural Balance® divestitures. Operating income increased $117.2 million, or 41 percent, primarily attributable to a $52.4 million intangible asset impairment charge in the prior year, the increase in gross profit, and a $27.2 million net pre-tax gain on divestitures, partially offset by a $12.8 million increase in selling, distribution, and administrative ("SD&A") expenses.
Adjusted gross profit increased $23.3 million, or 3 percent, with the difference from generally accepted accounting principles ("GAAP") results being the exclusion of unallocated derivative gains and losses. Adjusted operating income increased $8.1 million, or 2 percent, further reflecting exclusion of the impairment charge in the prior year, the net pre-tax gain on divestitures, amortization, and other special project costs.
Interest Expense and Income Taxes
Net interest expense decreased $1.6 million, primarily as a result of reduced debt outstanding and a decrease in interest rates, partially offset by interest expense related to interest rate contracts terminated in the fourth quarter of the prior year.
The effective income tax rate was 27.7 percent compared to 22.7 percent in the prior year, primarily reflecting the impact of net additional income tax expense related to the divested businesses. On a non-GAAP basis, the adjusted effective income tax rate was 23.1 percent in both the current and prior year, with the primary difference from the GAAP effective income tax rate being the exclusion of the net incremental income tax expense associated with the divested businesses.

Cash Flow and Debt
Cash provided by operating activities was $486.3 million, compared to $521.6 million in the prior year, primarily reflecting an increase in cash required to fund working capital, as compared to the prior year, and a decrease in net income adjusted for noncash items. Free cash flow was $416.6 million, compared to $465.1 million in the prior year, reflecting the decrease in cash provided by operating activities and a $13.2 million increase in capital expenditures. Net debt repayments in the quarter totaled $314.1 million.
During the quarter, the Company received total net proceeds from the divested businesses of $569.3 million, inclusive of the preliminary working capital adjustments and transaction costs paid to date. The Company repurchased 4.5 million common shares for $521.9 million, of which 4.3 million settled in the third quarter for $497.9 million.
FULL-YEAR OUTLOOK
The Company updated its full-year fiscal 2021 guidance as summarized below:

	Current	Previous
Net sales increase vs prior year	2%	0% - 1%
Adjusted earnings per share	$8.70 - $8.90	$8.35 - $8.65
Free cash flow (in billions)	$1.1	$0.975 - $1.025
Capital expenditures (in millions)	$300	$315
Adjusted effective tax rate	24.0%	24.0%
The COVID-19 pandemic continues to impact financial results and cause uncertainty for the full-year fiscal 2021 outlook. Changes in consumer purchasing behavior, retailer inventory levels, macroeconomic conditions, and any manufacturing or supply chain disruption could materially impact actual results. This guidance reflects expectations based on the Company's current performance and understanding of the overall environment.
Net sales are expected to increase approximately 2 percent compared to the prior year, primarily reflecting elevated at-home consumption benefiting the U.S. Retail Coffee and U.S. Retail Consumer Foods segments. Net sales guidance also reflects a decline for the Company's Away From Home business, the lapping of a $185 million incremental benefit to net sales related to COVID-19 in the fourth quarter of the prior year, and $166 million of noncomparable sales in the prior year from the divested businesses.
Adjusted earnings per share is expected to range from $8.70 to $8.90, based on 112.6 million shares outstanding. Earnings guidance reflects the contribution from sales at a gross profit margin of approximately 38.0 percent, SD&A expenses to increase 3 to 4 percent compared to the prior year, and an adjusted effective tax rate of 24.0 percent. Free cash flow is expected to approximate $1.1 billion, with capital expenditures of $300 million.

THIRD QUARTER SEGMENT RESULTS
(Dollar amounts in the segment tables below are reported in millions.)
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY21 Q3 Results	$768.6	$135.1	17.6%
Increase (decrease) vs prior year	6%	(7)%	-260bps
Net sales increased $46.7 million, reflecting favorable volume/mix, partially offset by lower net price realization and $1.4 million of noncomparable net sales in the prior year related to the divested Natural Balance® business. The favorable volume/mix contributed 8 percentage points to net sales, primarily reflecting growth for dog snacks and cat food driven by Milk-Bone® and Pup-Peroni® dog snacks, as well as Meow Mix® and 9Lives® cat food. Volume/mix for dog food was neutral, as growth for the Rachael Ray® Nutrish® brand was mostly offset by declines for private label offerings and the Natural Balance® brand. Lower net price realization reduced net sales by 2 percentage points, primarily reflecting increased trade spend.
Segment profit decreased $10.9 million, primarily reflecting an $8.1 million legal settlement related to a supplier issue received in the prior year. Excluding this prior year impact, segment profit decreased $2.8 million, primarily due to the impact of lower net pricing and higher costs, partially offset by favorable volume/mix.
U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY21 Q3 Results	$625.9	$210.7	33.7%
Increase (decrease) vs prior year	12%	11%	-20bps
Net sales grew $67.1 million, reflecting a 13 percentage point increase from volume/mix. Favorable volume/mix was driven by the Dunkin'™, Folgers®, and Café Bustelo® brands, reflecting elevated at-home coffee consumption. Net price realization reduced net sales by 1 percentage point.
Segment profit increased $21.2 million, primarily reflecting the favorable volume/mix, partially offset by the lower net pricing and increased marketing expense.
U.S. Retail Consumer Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY21 Q3 Results	$447.6	$110.9	24.8%
Increase (decrease) vs prior year	6%	32%	490bps
Net sales increased $24.7 million. Excluding $36.2 million of noncomparable sales in the prior year related to the divested Crisco® business, net sales increased $60.9 million, or 16 percent, reflecting a 10 percentage point increase from volume/mix, primarily driven by elevated at-home consumption for Smucker's® Uncrustables® frozen sandwiches, Jif® peanut butter, and Smucker's® fruit spreads. Higher net pricing increased net sales by 5 percentage points, primarily reflecting the impact of a peanut butter list price increase taken in the second quarter.
Segment profit increased $26.7 million, reflecting the increase from volume/mix, a favorable net impact of higher pricing and increased input costs, and lapping a $7.5 million equipment write-off in the prior year, partially offset by the noncomparable segment profit in the prior year related to the divested Crisco® business and increased marketing expense.

International and Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY21 Q3 Results	$234.6	$24.5	10.4%
Increase (decrease) vs prior year	(13)%	(50)%	-780bps
Net sales decreased $34.1 million. Excluding $4.5 million of noncomparable sales in the prior year related to the divested Crisco® business, net sales decreased $29.6 million, or 11 percent, primarily reflecting a 27 percent decline for the Company's Away From Home operating segment, partially offset by net sales growth of 9 percent for the International operating segment. Volume/mix for the combined businesses reduced net sales by 11 percentage points, primarily driven by declines for coffee and portion control products in away from home channels. Net price realization contributed a 1 percentage point decrease, and foreign currency exchange contributed a 1 percentage point increase.
Segment profit decreased $24.5 million, primarily reflecting the net impact of higher costs and lower pricing and the decline from volume/mix.
Conference Call
The Company will conduct an earnings conference call and webcast today, February 25, 2021, beginning at 8:30 a.m. Eastern time. Speaking on the call will be Mark Smucker, President and Chief Executive Officer, and Tucker Marshall, Chief Financial Officer. To access the webcast, please visit investors.jmsmucker.com.

The J.M. Smucker Co. Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the impact of the COVID-19 pandemic on the Company's business, industry, suppliers, customers, consumers, employees, and communities, particularly with respect to the Company's Away From Home business; disruptions or inefficiencies in the Company's operations or supply chain, including any impact of the COVID-19 pandemic; the ability to achieve cost savings related to restructuring and cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to continue operating under the Company's capital deployment model, including capital expenditures, debt repayment, dividend payments, and share repurchases; volatility of commodity, energy, and other input costs; risks associated with derivative and purchasing strategies the Company employs to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms, including any impact of the COVID-19 pandemic; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses, including product innovation; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the impact of food security concerns involving either the Company's products or its competitors' products; the impact of accidents, extreme weather, natural disasters, and pandemics (such as COVID-19); the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain key raw materials and finished goods, and the Company's ability to manage and maintain key relationships; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets or other long-lived assets; the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.

About The J.M. Smucker Co.
Each generation of consumers leaves their mark on culture by establishing new expectations for food and the companies that make it. At The J.M. Smucker Co., it is our privilege to be at the heart of this dynamic with a diverse portfolio that appeals to each generation of people and pets and is found in nearly 90 percent of U.S. homes and countless restaurants. This includes a mix of iconic brands consumers have always loved such as Folgers®, Jif® and Milk-Bone® and new favorites like Café Bustelo®, Smucker’s® Uncrustables® and Rachael Ray® Nutrish®. By continuing to immerse ourselves in consumer preferences and acting responsibly, we will continue growing our business and the positive impact we have on society. For more information, please visit jmsmucker.com.

The J.M. Smucker Co. is the owner of all trademarks referenced herein, except for the following, which are used under license: Dunkin’™ is a trademark of DD IP Holder LLC, and Rachael Ray® is a trademark of Ray Marks II LLC.

The Dunkin’™ brand is licensed to The J.M. Smucker Co. for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce and drug stores. This information does not pertain to products for sale in Dunkin’™ restaurants.
Contacts:
The J.M. Smucker Co.: (330) 682-3000
Investors: Aaron Broholm, Vice President, Investor Relations
Media: Ray Hancart, Director, Communications & Media Relations

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Income

	Three Months Ended January 31,			Nine Months Ended January 31,
	2021	2020	% Increase (Decrease)	2021	2020	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,076.7	$1,972.3	5%	$6,082.5	$5,709.0	7%
Cost of products sold	1,267.3	1,212.3	5%	3,679.5	3,495.4	5%
Gross Profit	809.4	760.0	7%	2,403.0	2,213.6	9%
Gross margin	39.0%	38.5%		39.5%	38.8%

Selling, distribution, and administrative expenses	371.7	358.9	4%	1,112.0	1,100.9	1%
Amortization	57.0	58.8	(3)%	176.1	176.4	—%
Other intangible assets impairment charge	—	52.4	(100)%	—	52.4	(100)%
Other special project costs	1.7	3.3	(48)%	1.7	9.9	(83)%
Other operating expense (income) – net	(27.2)	(2.4)	n/m	(34.9)	(2.4)	n/m
Operating Income	406.2	289.0	41%	1,148.1	876.4	31%
Operating margin	19.6%	14.7%		18.9%	15.4%

Interest expense – net	(43.5)	(45.1)	(4)%	(134.7)	(143.6)	(6)%
Other income (expense) – net	(1.2)	(1.4)	(14)%	(34.8)	(4.5)	n/m
Income Before Income Taxes	361.5	242.5	49%	978.6	728.3	34%
Income tax expense	100.0	55.1	81%	249.3	175.1	42%
Net Income	$261.5	$187.4	40%	$729.3	$553.2	32%

Net income per common share	$2.32	$1.64	41%	$6.42	$4.85	32%

Net income per common share – assuming dilution	$2.32	$1.64	41%	$6.42	$4.85	32%

Dividends declared per common share	$0.90	$0.88	2%	$2.70	$2.64	2%

Weighted-average shares outstanding	112.6	114.0	(1)%	113.6	114.0	—

Weighted-average shares outstanding – assuming dilution	112.6	114.0	(1)%	113.6	114.0	—

The J.M. Smucker Co. Unaudited Condensed Consolidated Balance Sheets

	January 31, 2021	April 30, 2020
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$501.5	$391.1
Trade receivables – net	604.9	551.4
Inventories	897.9	895.3
Other current assets	74.4	134.9
Total Current Assets	2,078.7	1,972.7

Property, Plant, and Equipment – Net	1,937.8	1,969.4

Other Noncurrent Assets
Goodwill	6,016.9	6,304.5
Other intangible assets – net	6,099.4	6,429.0
Other noncurrent assets	296.6	294.8
Total Other Noncurrent Assets	12,412.9	13,028.3
Total Assets	$16,429.4	$16,970.4

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$896.7	$782.0
Current portion of long-term debt	755.4	—
Short-term borrowings	166.0	248.0
Other current liabilities	714.3	557.1
Total Current Liabilities	2,532.4	1,587.1

Noncurrent Liabilities
Long-term debt, less current portion	3,915.3	5,373.3
Other noncurrent liabilities	1,770.1	1,819.1
Total Noncurrent Liabilities	5,685.4	7,192.4

Total Shareholders’ Equity	8,211.6	8,190.9
Total Liabilities and Shareholders’ Equity	$16,429.4	$16,970.4

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended January 31,		Nine Months Ended January 31,
	2021	2020	2021	2020
	(Dollars in millions)
Operating Activities
Net income	$261.5	$187.4	$729.3	$553.2
Adjustments to reconcile net income to net cash provided by (used for) operations:
Depreciation	53.5	53.3	161.7	156.7
Amortization	57.0	58.8	176.1	176.4
Other intangible assets impairment charge	—	52.4	—	52.4
Pension settlement loss (gain)	0.2	—	30.8	—
Share-based compensation expense	7.5	6.1	20.9	19.8
Gain on divestitures – net	(27.2)	—	(27.2)	—
Other noncash adjustments – net	4.3	9.3	11.6	15.9
Changes in assets and liabilities, net of effect from divestitures:
Trade receivables	(26.2)	44.9	(50.4)	26.7
Inventories	46.6	54.0	(50.9)	(48.0)
Other current assets	(7.6)	(6.3)	0.9	7.0
Accounts payable	35.2	53.6	142.7	12.3
Accrued liabilities	22.9	18.9	88.7	44.6
Income and other taxes	44.2	(8.3)	20.1	(40.9)
Other – net	14.4	(2.5)	19.7	(9.0)
Net Cash Provided by (Used for) Operating Activities	486.3	521.6	1,274.0	967.1

Investing Activities
Additions to property, plant, and equipment	(69.7)	(56.5)	(198.7)	(192.9)
Proceeds from divestitures – net	569.3	—	569.3	—
Other – net	20.4	(16.9)	48.5	15.3
Net Cash Provided by (Used for) Investing Activities	520.0	(73.4)	419.1	(177.6)

Financing Activities
Short-term borrowings (repayments) – net	(114.1)	(19.7)	(82.4)	(122.6)
Repayments of long-term debt	(200.0)	(300.0)	(700.0)	(400.0)
Quarterly dividends paid	(102.4)	(100.1)	(304.8)	(296.7)
Purchase of treasury shares	(497.9)	(0.8)	(504.1)	(4.3)
Proceeds from stock option exercises	—	—	0.7	7.0
Other – net	(0.4)	(0.3)	—	0.5
Net Cash Provided by (Used for) Financing Activities	(914.8)	(420.9)	(1,590.6)	(816.1)
Effect of exchange rate changes on cash	4.4	(1.7)	7.9	(0.3)
Net increase (decrease) in cash and cash equivalents	95.9	25.6	110.4	(26.9)
Cash and cash equivalents at beginning of period	405.6	48.8	391.1	101.3
Cash and Cash Equivalents at End of Period	$501.5	$74.4	$501.5	$74.4

The J.M. Smucker Co. Unaudited Supplemental Schedule

	Three Months Ended January 31,				Nine Months Ended January 31,
	2021	% of Net Sales	2020	% of Net Sales	2021	% of Net Sales	2020	% of Net Sales
	(Dollars in millions)
Net sales	$2,076.7		$1,972.3		$6,082.5		$5,709.0
Selling, distribution, and administrative expenses:
Marketing	128.1	6.2%	120.6	6.1%	375.1	6.2%	376.7	6.6%
Selling	59.9	2.9%	57.0	2.9%	184.0	3.0%	188.0	3.3%
Distribution	67.2	3.2%	73.7	3.7%	207.4	3.4%	207.5	3.6%
General and administrative	116.5	5.6%	107.6	5.5%	345.5	5.7%	328.7	5.8%
Total selling, distribution, and administrative expenses	$371.7	17.9%	$358.9	18.2%	$1,112.0	18.3%	$1,100.9	19.3%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Reportable Segments

	Three Months Ended January 31,		Nine Months Ended January 31,
	2021	2020	2021	2020
	(Dollars in millions)
Net sales:
U.S. Retail Pet Foods	$768.6	$721.9	$2,169.9	$2,101.7
U.S. Retail Coffee	625.9	558.8	1,791.5	1,567.9
U.S. Retail Consumer Foods	447.6	422.9	1,415.9	1,251.2
International and Away From Home	234.6	268.7	705.2	788.2
Total net sales	$2,076.7	$1,972.3	$6,082.5	$5,709.0

Segment profit:
U.S. Retail Pet Foods	$135.1	$146.0	$385.3	$403.1
U.S. Retail Coffee	210.7	189.5	595.4	500.9
U.S. Retail Consumer Foods	110.9	84.2	377.7	256.6
International and Away From Home	24.5	49.0	94.9	131.7
Total segment profit	$481.2	$468.7	$1,453.3	$1,292.3
Amortization	(57.0)	(58.8)	(176.1)	(176.4)
Other intangible assets impairment charge	—	(52.4)	—	(52.4)
Gain on divestitures - net	27.2	—	27.2	—
Interest expense – net	(43.5)	(45.1)	(134.7)	(143.6)
Unallocated derivative gains (losses)	33.8	7.7	81.5	37.6
Other special project costs	(1.7)	(3.3)	(1.7)	(9.9)
Corporate administrative expenses	(77.3)	(72.9)	(236.1)	(214.8)
Other income (expense) – net	(1.2)	(1.4)	(34.8)	(4.5)
Income before income taxes	$361.5	$242.5	$978.6	$728.3

Segment profit margin:
U.S. Retail Pet Foods	17.6%	20.2%	17.8%	19.2%
U.S. Retail Coffee	33.7%	33.9%	33.2%	31.9%
U.S. Retail Consumer Foods	24.8%	19.9%	26.7%	20.5%
International and Away From Home	10.4%	18.2%	13.5%	16.7%

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding divestitures and foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization, and impairment charges related to intangible assets (“EBITDA (as adjusted)”); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors’ understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP financial measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets; divestiture, acquisition, integration, and restructuring costs (“special project costs”); gains and losses related to the sale of a business; unallocated gains and losses on commodity and foreign currency exchange derivatives (“unallocated derivative gains and losses”); and other one-time items that do not directly reflect ongoing operating results. Income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes and reflects the exclusion of the previously discussed items, as well as any adjustments for one-time tax-related activities, when they occur. While this adjusted effective income tax rate does not generally differ materially from the GAAP effective income tax rate, certain exclusions from non-GAAP results, such as the permanent tax impacts associated with the Crisco® and Natural Balance® divestitures, can significantly impact the adjusted effective income tax rate.
These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the “Unaudited Non-GAAP Financial Measures” tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal 2021 outlook.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,				Nine Months Ended January 31,
	2021	2020	Increase (Decrease)	%	2021	2020	Increase (Decrease)	%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$2,076.7	$1,972.3	$104.4	5%	$6,082.5	$5,709.0	$373.5	7%
Crisco® divestiture	—	(40.7)	40.7	2%	—	(40.7)	40.7	1%
Natural Balance® divestiture	—	(1.4)	1.4	—	—	(1.4)	1.4	—
Foreign currency exchange	(2.4)	—	(2.4)	—	0.6	—	0.6	—
Net sales excluding divestitures and foreign currency exchange	$2,074.3	$1,930.2	$144.1	7%	$6,083.1	$5,666.9	$416.2	7%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2021	2020	2021	2020
	(Dollars in millions, except per share data)
Gross profit reconciliation:
Gross profit	$809.4	$760.0	$2,403.0	$2,213.6
Unallocated derivative losses (gains)	(33.8)	(7.7)	(81.5)	(37.6)
Adjusted gross profit	$775.6	$752.3	$2,321.5	$2,176.0
% of net sales	37.3%	38.1%	38.2%	38.1%

Operating income reconciliation:
Operating income	$406.2	$289.0	$1,148.1	$876.4
Amortization	57.0	58.8	176.1	176.4
Other intangible assets impairment charge	—	52.4	—	52.4
Gain on divestitures - net	(27.2)	—	(27.2)	—
Unallocated derivative losses (gains)	(33.8)	(7.7)	(81.5)	(37.6)
Other special project costs	1.7	3.3	1.7	9.9
Adjusted operating income	$403.9	$395.8	$1,217.2	$1,077.5
% of net sales	19.4%	20.1%	20.0%	18.9%

Net income reconciliation:
Net income	$261.5	$187.4	$729.3	$553.2
Income tax expense	100.0	55.1	249.3	175.1
Amortization	57.0	58.8	176.1	176.4
Other intangible assets impairment charge	—	52.4	—	52.4
Gain on divestitures - net	(27.2)	—	(27.2)	—
Unallocated derivative losses (gains)	(33.8)	(7.7)	(81.5)	(37.6)
Other special project costs	1.7	3.3	1.7	9.9
Other one-time items:
Pension plan termination settlement charge(A)	—	—	27.9	—
Adjusted income before income taxes	$359.2	$349.3	$1,075.6	$929.4
Income taxes, as adjusted	82.9	80.8	256.1	223.7
Adjusted income	$276.3	$268.5	$819.5	$705.7

Weighted-average common shares outstanding	112.1	113.4	113.1	113.3
Weighted-average participating shares outstanding	0.5	0.6	0.5	0.7
Total weighted-average shares outstanding	112.6	114.0	113.6	114.0
Dilutive effect of stock options	—	—	—	—
Total weighted-average shares outstanding – assuming dilution	112.6	114.0	113.6	114.0
Adjusted earnings per share – assuming dilution	$2.45	$2.35	$7.21	$6.19

(A) - Represents the nonrecurring pre-tax settlement charge related to the purchase of a group annuity contract to transfer the obligations of the Company's Canadian defined benefit pension plan to an insurance company.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended January 31,		Nine Months Ended January 31,
	2021	2020	2021	2020
	(Dollars in millions)
EBITDA (as adjusted) reconciliation:
Net income	$261.5	$187.4	$729.3	$553.2
Income tax expense	100.0	55.1	249.3	175.1
Interest expense – net	43.5	45.1	134.7	143.6
Depreciation	53.5	53.3	161.7	156.7
Amortization	57.0	58.8	176.1	176.4
Other intangible assets impairment charge	—	52.4	—	52.4
EBITDA (as adjusted)	$515.5	$452.1	$1,451.1	$1,257.4
% of net sales	24.8%	22.9%	23.9%	22.0%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$486.3	$521.6	$1,274.0	$967.1
Additions to property, plant, and equipment	(69.7)	(56.5)	(198.7)	(192.9)
Free cash flow	$416.6	$465.1	$1,075.3	$774.2

The following tables provide a reconciliation of the Company's fiscal 2021 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2021
	Low	High
Net income per common share – assuming dilution reconciliation:
Net income per common share – assuming dilution	$7.28	$7.48
Unallocated derivative losses (gains) (A)	(0.40)	(0.40)
Amortization	1.54	1.54
Other special project costs	0.13	0.13
Gain on divestitures - net	(0.18)	(0.18)
Pension plan termination settlement charge	0.18	0.18
Incremental income tax expense on divestitures – net	0.15	0.15
Adjusted earnings per share	$8.70	$8.90

(A) As unallocated derivative losses (gains) vary each quarter based on market conditions and derivative positions taken, the Company does not project derivative gains or losses on a forward-looking basis. Therefore, the forward-looking unallocated derivative losses (gains) in the table above reflect the net cumulative amount already recognized in GAAP results as of January 31, 2021, that is expected to be allocated to non-GAAP results in future periods.

	Year Ending April 30, 2021
	(Dollars in billions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1.4
Additions to property, plant, and equipment	(0.3)
Free cash flow	$1.1